Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	9753 Katy Freeway, Suite 700
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77024
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES LEADERSHIP TRANSITIONS AND APPOINTMENTS EFFECTIVE AS OF YEAR-END

Houston, TX — December 19, 2025 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that Trent T. McKenna, currently Executive Vice President and Chief Operating Officer, will be appointed to serve as President and Chief Operating Officer, effective January 1, 2026. Brian E. Lane will continue to serve as Chief Executive Officer of the Company.

Mr. Lane commented, “I am thrilled to welcome Trent as Comfort Systems USA’s next President. I am confident that our thoughtful succession planning has positioned Comfort Systems USA for this leadership transition. I am certain in his ability to build on our strong foundation and drive continued success for our Company and our stockholders.”

The Company also announced that Laura F. Howell will retire as Senior Vice President, General Counsel and Secretary of the Company, effective as of year-end, after more than eleven years of service. Ms. Howell will continue to serve the Company as a Senior Executive Advisor in 2026 to facilitate a smooth transition. Rachel R. Eslicker, who currently serves as the Company’s Associate General Counsel and Assistant Corporate Secretary, has been appointed to succeed Ms. Howell as Senior Vice President, General Counsel and Secretary of the Company.

Mr. Lane said, “Comfort Systems USA thanks Laura for her exceptional service and significant contributions. I am grateful that she will continue to be part of our Company as an advisor.”

Mr. Lane continued, “Rachel has been an integral part of Comfort Systems USA’s legal team for approximately seven years. Her experience, judgment and leadership will ensure a smooth transition into her new role as General Counsel.”

Mr. McKenna has served as the Company’s Executive Vice President and Chief Operating Officer since January 2022 and was formerly Senior Vice President and Chief Operating Officer during 2021. Prior to 2021, Mr. McKenna served as our Senior Vice President and Vice President – Region 4 from January 2019 to December 2020; Senior Vice President, General Counsel and Secretary from August 2013 to December 2018; Vice President, General Counsel and Secretary from May 2005 to August 2013; and Associate General Counsel from August 2004 to May 2005. Prior to joining Comfort Systems USA, Mr. McKenna was a practicing attorney in the area of complex commercial litigation in the Houston, Texas, office of Akin Gump Strauss Hauer & Feld LLP. Mr. McKenna holds a Bachelor of Arts degree in English from Brigham Young University and a Juris Doctorate from Duke University School of Law.

Ms. Eslicker has served as the Company’s Associate General Counsel and Assistant Corporate Secretary since January 2023 and formerly served as Senior Corporate Counsel from January 2019 to December 2022. Ms. Eslicker started her career as an associate in the Mergers and Acquisitions and Capital Markets department of the Houston, Texas, office of Vinson & Elkins LLP. Ms. Eslicker holds Bachelor of Arts degrees in Government and History from the University of Texas and a Juris Doctorate from Duke University School of Law.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 184 locations in 139 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.